UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _______)

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Filed by a Party other than the Registrant [  ]

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[  ] Preliminary Proxy Statement
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[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to § 240.14a-12

The York Water Company
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Date Filed: March 20, 2020

THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401
March 24, 2020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO THE SHAREHOLDERS OF THE YORK WATER COMPANY

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of The York Water Company will be held at The Appell Center for the Performing Arts, 50 North George Street, York, Pennsylvania 17401, on Monday, May 4, 2020, at 1:00 p.m. local time for the purpose of taking action upon the following proposals:

(1)	To elect four (4) Directors to three-year terms of office;
(2)	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020;
(3)	To approve, by non-binding vote, the compensation of the named executive officers; and
(4)	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on February 28, 2020, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting, and at any adjournment or adjournments thereof.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings.  Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares in advance of the Annual Meeting by using one of the methods described below:

•	By mail – If you received a printed proxy card, mark, sign, date and mail the proxy card (see instructions on the Proxy Materials Notice on how to request a printed proxy card);

•	By phone – Call the toll-free telephone number listed on your Proxy Materials Notice or on your proxy card;

•	By internet – Visit the website shown on your Proxy Materials Notice or on the proxy card to vote via the Internet; or

•
In Person – Shareholders of record may deliver their completed proxy card in person at the Annual Meeting of Shareholders or by completing a ballot available upon request at the meeting.  Beneficial shareholders whose shares are held in the name of a bank, broker or other nominee must obtain a legal proxy from the holder of record (that is, your bank, broker or nominee) to be able to vote in person at the Annual Meeting.

If you plan on attending the meeting, a boxed lunch will be provided beginning at 12:00 p.m.  Please RSVP to Molly Norton at (717)718-2942 or e-mail mollyn@yorkwater.com if you will be joining us for lunch.

We intend to hold our annual meeting in person.  However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose.  In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.  Please monitor our annual meeting website at www.yorkwater.com for updated information.  If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Thank you for your continued interest and support of The York Water Company!

By order of the Board of Directors,

Secretary

THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401
March 24, 2020

PROXY STATEMENT

This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of The York Water Company (hereinafter referred to as the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company, whereby shareholders would appoint Michael W. Gang, Esq., George W. Hodges, and George Hay Kain III as Proxies on behalf of the shareholders, to be used at the Annual Meeting of the Shareholders of the Company to be held at The Appell Center for the Performing Arts, 50 North George Street, York, Pennsylvania 17401, at 1:00 p.m. on Monday, May 4, 2020 (the “Annual Meeting”), and at any adjournment thereof.

Solicitation of proxies will be made by mail, telephone and internet.  Those shareholders who previously opted out of printed copies of the proxy materials will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail.  The Notice will instruct you as to how you may access and review the proxy materials.  The Notice also instructs you as to how you may submit your proxy via internet or by telephone.  If you previously opted out of printed copies of the proxy materials but would like to receive a printed copy of such materials, you should follow the instructions included in the Notice.  Those shareholders who have requested printed copies and some of those who have not specifically opted out of printed copies of the proxy materials will be provided printed copies.  It is anticipated that proxy materials will first be mailed and made available via internet on March 24, 2020.

The expense of this solicitation will be paid by the Company.  If necessary, some of the officers of the Company and regular employees of the Company may solicit proxies personally or by telephone for no additional pay.  Banks, brokerage houses and other institutions and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies.

A shareholder who submits a proxy electronically, by telephone, or completes and forwards the enclosed proxy is not precluded from attending the Annual Meeting and voting his or her shares in person, and may revoke the proxy by delivering a later dated proxy or by written notification to the corporate secretary at any time before the proxy is exercised.

PURPOSE OF THE MEETING

At the Annual Meeting, shareholders of the Company will consider and vote upon two proposals: (i) to elect four (4) Directors to serve for a term of three (3) years; (ii) to ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020; and (iii) to approve, by non-binding vote, the compensation of the named executive officers.  Shareholders may also consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

VOTING AT THE MEETING

The outstanding securities of the Company entitled to vote at the meeting consist of 13,016,725 shares of our common stock.  The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast will constitute a quorum for the Annual Meeting.  Abstentions and broker non-votes (when accompanied by broker votes) are considered present and entitled to vote for purposes of establishing a quorum.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment or adjournments thereof was the close of business on February 28, 2020.  Shareholders are entitled to one vote for each share on all matters coming before the meeting.

In accordance with Pennsylvania law, a shareholder can withhold authority to vote for all nominees for Director or can withhold authority to vote for certain nominees for Director.  Directors will be elected by a plurality of the votes cast, meaning that the four nominees who receive the most affirmative votes will be elected.  Votes that are withheld will be excluded from the vote and will have no effect.  In accordance with our majority voting policy, any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the Board of Directors for consideration by the independent Directors.  See “Proposal 1 Election of Directors” for more information on the majority voting policy.

The proposal to ratify the appointment of the independent registered public accounting firm will require the affirmative vote of a majority of the votes cast, and any votes that abstain on such proposal will not be counted for or against the proposal.  If a signed proxy is returned with no markings on any of the proposals, the votes represented by that proxy will be voted as recommended by the Board of Directors on each of the proposals.

Brokers who have received no voting instructions from their customers will not have discretion to vote with respect to election of Directors, but will have the discretion to vote with respect to the proposal to ratify the appointment of the Company's auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of February 28, 2020, by (1) each person known to the Company to be the beneficial owner of more than 5% of the common stock of the Company; (2) each director, director nominee and executive officer named in the summary compensation table included elsewhere herein; and (3) all executive officers, directors and director nominees as a group.

The information appearing in the following table with respect to beneficial ownership of common stock of the Company has been furnished to the Company by the four nominees, the six Directors continuing in office, and the six executive officers, and from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, all as of February 28, 2020.

The table includes shares owned or beneficially owned by the respective individuals as of February 28, 2020.  No individual has a specific right to acquire beneficial ownership of any additional shares within 60 days from such date.

	Number of Shares		Percent of Total
	Beneficially Owned (1)		Shares Outstanding (2)

1) Certain beneficial owners:
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	950,125	(3)	7.30

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	732,859	(4)	5.63

2) Directors, director nominees and named executive officers:

James H. Cawley, Esq.	559		0.00
Cynthia A. Dotzel, CPA	14,960		0.11
Michael W. Gang, Esq.	11,995	(5)	0.09
Joseph T. Hand	15,752	(6)	0.12
Jeffrey R. Hines, P.E.	69,417	(7)	0.53
George W. Hodges	4,950	(8)	0.04
George Hay Kain, III	23,411	(9)	0.18
Jody L. Keller, SPHR	2,477	(10)	0.02
Erin C. McGlaughlin	1,248		0.01
Robert P. Newcomer	5,878	(11)	0.05
Matthew E. Poff, CPA	1,627	(12)	0.01
Steven R. Rasmussen, CPA	2,237		0.02
Ernest J. Waters	1,573		0.01

3) All directors, director nominees and executive officers as a group

All Directors and Executive Officers as a group (18 persons)	160,240	(13)	1.23

(1)
Except as indicated in the footnotes below, Directors and Officers possessed sole voting power and sole investment power with respect to all shares set forth in this column.  All Directors and Officers can be reached through the executive offices of the Company.

(2)	The percentage for each individual or group is based on 13,016,725 shares outstanding as of February 28, 2020.
(3)
The information for BlackRock, Inc. was obtained from Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2020.  BlackRock, Inc. reported sole voting power of 924,116 shares and sole dispositive power of 950,125 shares.

(4)
The information for The Vanguard Group, Inc. was obtained from Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2020.  The Vanguard Group, Inc. reported sole voting power of 26,048 shares, shared voting power of 5,300 shares, sole dispositive power of 703,335 shares, and shared dispositive power of 29,524 shares.

(5)	Mr. Gang shares voting and investment power on all held shares with his wife.
(6)
Includes 15,249 shares owned jointly by Mr. Hand's wife for which he shares voting and investment power.  Includes 503 shares held by Mr. Hand’s children for which Mr. Hand disclaims beneficial ownership.

(7)	Includes 12,848 shares held by Mr. Hines’ wife, for which Mr. Hines disclaims beneficial ownership.
(8)	Includes 3,626 shares held by the Hodges Family Foundation, for which Mr. Hodges claims indirect beneficial ownership.
(9)	Includes 15,059 shares held by the estate of Mr. Kain's grandfather, for which he is one of three co-trustees and shares voting power and investment power.
(10)	Ms. Keller shares voting and investment power on all held shares with her husband.
(11)	Mr. Newcomer shares voting and investment power on all held shares with his wife.
(12)	Mr. Poff shares voting and investment power on all held shares with his wife.
(13)
Includes shares owned by family members, unnamed executive officers and certain other shares, as to which some Directors and Officers disclaim any beneficial ownership, and which are further disclosed in the notes above.

DELINQUENT SECTION 16(a) REPORTS

Director Waters reported a December 12, 2019 purchase of 500 shares of stock on January 3, 2020 and Mr. Wheeler filed a late Form 3 after joining the Company.

Other than the aforementioned transactions, the Company believes that during the year ended December 31, 2019, all Directors and Executive Officers timely complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934.  The foregoing statement is based solely upon a review of copies of reports on Forms 3, 4 and 5 furnished to the Company and written representations of its Directors and executive officers that no other reports were required.

PROPOSAL 1
ELECTION OF DIRECTORS

The bylaws of the Company provide that the Board of Directors will consist of no less than eight Directors and no more than twelve Directors, segregated into three classes, and elected to staggered three-year terms of office.  During 2019, the Board consisted of eleven Directors.  Each Director class consists of three or four Directors.

The Nomination and Corporate Governance Committee recommends that the four nominees, each of whom is currently serving as Director, be elected at the Annual Meeting, to serve for the ensuing three (3) years and until their respective successors have been elected and qualified.  There were no nominee recommendations from shareholders or from any group of shareholders submitted in accordance with bylaw provisions.  Each share represented by the enclosed proxy will be voted for each of the nominees listed, unless authority to do so is withheld.  If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted as determined by the Proxies.

The four Directors are to be elected by a plurality of the votes cast at the Annual Meeting, meaning that the four Directors receiving the most votes are elected, whether or not they receive a majority of the vote.  In 2018, the Board of Directors adopted a majority voting policy whereby in an uncontested director election where the only nominees are those recommended by the Board, any incumbent Director nominated for re-election who receives a greater number of votes “withheld” for his or her election than votes “for” such election will promptly tender his or her resignation after such election.  The independent Directors of the Board will evaluate the relevant facts and circumstances in connection with such Director’s resignation, giving due consideration to the best interests of the Company and its shareholders.  Within 60 days after the election, the independent Directors will make a decision on whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board will promptly disclose publicly its decision and the reasons for its decision.  The Board believes this process enhances accountability to shareholders and responsiveness to shareholder votes, while allowing the Board appropriate discretion in considering whether a particular Director’s resignation would be in the best interests of the Company and its shareholders.

NOMINEES FOR ELECTION TO THREE YEAR TERMS EXPIRING IN 2023

Joseph T. Hand Age 57 Director since 2020
Mr. Hand has served as the President and Chief Executive Officer of the Company since 2020.  He was Chief Operating Officer for the Company from 2008 to 2020.  Prior to joining the Company, Mr. Hand was Chief of the Navigation Branch, Baltimore District, for the U.S. Army Corps of Engineers from 2006 to 2008, and Deputy Commander and Deputy District Engineer for the Corps of Engineers from 2003 to 2006.  Prior to the Army Corps, Mr. Hand held various positions in the U.S. Army.  Mr. Hand is a director of the National Association of Water Companies at both the state and national levels, a past chairman of the Pennsylvania Chapter of the National Association of Water Companies, and serves as director or committee member of various community and non-profit organizations.  Mr. Hand holds an MBA degree.  The Board considered Mr. Hand’s experience within the Company, his industry experience, and his educational background and determined that his continued service on the Board will be beneficial to the Company’s Board of Directors.

Erin C. McGlaughlin Age 46 Director since 2016
Ms. McGlaughlin is founder and partner at Design Quake, Inc., a business consultancy in York, PA focused on strategic change management and organizational development.  Prior to her current position, Ms. McGlaughlin was on the senior management team at Mitchco, Inc. d/b/a Rudy Art Glass, a family-owned decorative architectural glass fabricator in York, PA, from 2005 to 2016, an Assistant Marketing Manager for General Mills in Minneapolis, MN from 2004 to 2005, Manager of Investment Funds at The Carlyle Group, a private equity firm in Washington, DC, from 1998 to 2002, and a Senior Auditor with Arthur Anderson LLP in Washington, DC from 1995 to 1998 during which time she became a certified public accountant.  Ms. McGlaughlin was an adjunct professor of design thinking at York College of Pennsylvania from 2015 to 2017.  Ms. McGlaughlin earned an MBA from Stanford University where she was named an Arjay Miller Scholar.  Ms. McGlaughlin is active in the York community, serving as a board member, officer or committee member of a number of non-profit organizations.  In addition, Ms. McGlaughlin was named a Central Penn Business Journal Woman of Influence in 2015.  The Board considered Ms. McGlaughlin’s experience in all aspects of running a business including strategic planning, marketing, production, finance, accounting, human resources, sales, and public relations and her involvement in the community and determined that she would add a considerable benefit and diversity to the Company’s Board of Directors.

NOMINEES FOR ELECTION TO THREE YEAR TERMS EXPIRING IN 2023

Robert P. Newcomer Age 71 Director since 2013
Mr. Newcomer has been President of Newcomer Consulting LLC, which provide financial consulting services for public, private and not for profit organizations, since 2003.  Prior to starting his own business, Mr. Newcomer was with Glatfelter, York, PA, a public company and global manufacturer of specialty paper and engineered products, from 1972 to 2003.  He was an Executive Vice President for Glatfelter from 1993 to 2001, and President and Chief Operating Officer from 2001 to 2003.  Mr. Newcomer also served as Dean of Business Affairs and CFO for York College of Pennsylvania from 2004 to 2006 and Interim President for York County Community Foundation from 2008 to 2009.  He currently serves as Chairman of the Board and a member of the audit, nominating, strategic review, compensation and employee benefits committees at Burnham Corporation, Lancaster, PA, a public company.  Mr. Newcomer also participates as an officer, Board or committee member with various community and non-profit organizations.  The Board determined that Mr. Newcomer’s experience leading a large public company, his financial background, board and committee experience with other organizations, as well as his familiarity with the community in which the Company serves, would continue to benefit the Company’s Board of Directors.

Ernest J. Waters Age 70 Director since 2007
Mr. Waters, now retired, served as Area Vice President and York Area Manager, Met-Ed, a FirstEnergy Company (an investor owned utility), from 1998 to 2009.  In addition to management, Mr. Waters’ experience includes public accounting, internal auditing and serving as an expert accounting witness in rate proceedings before the Pennsylvania Public Utility Commission, The Federal Energy Regulatory Commission, and the New York Public Service Commission.  Mr. Waters was formerly a Certified Public Accountant and holds an MBA degree.  He serves as a director, chairman of the special joint compliance committee, and a member of the risk and audit committees of Fulton Financial Corporation (a public company), and a director and chairman of the trust committee of Fulton Bank of Lancaster, PA (a subsidiary of Fulton Financial Corporation).  Mr. Waters served on the board of Wellspan Health (a non-profit organization.), chaired the audit committee, and was a member of the executive committee before ending his service in 2017 by reaching the maximum years allowed.  Mr. Waters is an NACD Governance Fellow.  The Board considered Mr. Waters’ prior experience in the utility industry and with regulatory matters and his current public company director and committee experience to be valuable and determined that his continued service on the Board will be beneficial to the Company’s Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” each of the nominees.

DIRECTORS WITH TERMS EXPIRING IN 2021

Michael W. Gang, Esq. Age 69 Director since 1996
Mr. Gang is a principal with Post & Schell PC (P & S), Harrisburg, PA, a Pennsylvania-based law firm, concentrating in regulatory matters.  Mr. Gang currently serves as Chairperson of the P & S Board of Directors.  Mr. Gang was a partner in Morgan, Lewis & Bockius, Harrisburg, PA, an international law firm, from 1984 to 2005.  Mr. Gang is counsel to numerous water, gas, and electric utilities which are regulated by the Pennsylvania Public Utility Commission and has represented public utilities over a broad range of complex financial and tax issues in conjunction with economic regulation, financial statements, taxes  and financing for 43 years.  P & S is currently regulatory counsel for the Company.  The Board believes Mr. Gang’s legal and regulatory knowledge, as well as his experience with the Pennsylvania Public Utility Commission will continue to be a great benefit to the Company’s Board of Directors.

Jeffrey R. Hines, P.E. Age 58 Director since 2008
Mr. Hines, now retired, served as the President and Chief Executive Officer of the Company from 2008 to 2020.  He was Chief Operating Officer and Secretary from 2007 to 2008, and Vice President of Engineering from 1995 to 2006.  Mr. Hines is a director and a member of the compensation, audit and corporate governance and nominating committees of Codorus Valley Bancorp in York, PA (a public company), and its wholly-owned subsidiary, Peoples Bank, York, PA.  Mr. Hines is a trustee and chair of York College of Pennsylvania and serves as director or committee member of various community and non-profit organizations.  Mr. Hines was director with the National Association of Water Companies at both the state and national levels.  Mr. Hines is a licensed Professional Engineer in PA and MD and holds MBA and law degrees.  The Board considered Mr. Hines’ prior experience within the Company, his industry experience, and his educational background and determined that his continued service on the Board will be beneficial to the Company’s Board of Directors.

George W. Hodges Age 69 Director since 2000
Mr. Hodges, now retired, served as non-executive Chairman of the Board of The Wolf Organization, regional distributor and manufacturer of kitchen and bath products and specialty building products, from 2008 to 2009.  Prior to being Chairman, Mr. Hodges was a member of the Office of the President of The Wolf Organization from 1986 to 2006.  Mr. Hodges is a director and a member of the audit and compensation committees of Fulton Financial Corporation (a public company), in Lancaster, PA, and director of Fulton Bank, a subsidiary of Fulton Financial Corporation.  Mr. Hodges is a director, as well as chairing the audit committee and serving on the nominating committee of Burnham Holdings, Lancaster, PA (a public company).  Mr. Hodges is a director and chairman of the Hodges Family Foundation and director emeritus of the Powder Mill Foundation, private charitable foundations in York, PA.  Mr. Hodges is an NACD (National Association of Corporate Directors) Board Leadership Fellow.  He also serves and has served on the boards or committees of various non-profit and community organizations.  The Board determined that Mr. Hodges’ business experience and leadership in the community as well as his extensive board and committee service with various organizations will continue to benefit the Company’s Board of Directors.

George Hay Kain, III Age 71 Director since 1986
Mr. Kain has been an academic since 2007, and was a consultant from 2004 to 2007.  Mr. Kain ran his own law office from 1982 to 2004, handling all aspects of the business, specializing in pipeline condemnation cases for a local utility, and cases involving real estate, and estates and trusts.  Mr. Kain was a solicitor for York County Children and Youth Services.  He also practiced in the local juvenile court, the Pennsylvania Superior Court, and the Pennsylvania Supreme Court.  Mr. Kain was admitted to the bar of the Supreme Court of the United States.  Mr. Kain is also actively involved in various non-profit organizations.  The Board considered Mr. Kain’s legal experience as well as his commitment and contributions to the Company over the past 30 years and determined that his continued service will be beneficial to the Company’s Board of Directors.

DIRECTORS WITH TERMS EXPIRING IN 2022
James H. Cawley, Esq. Age 74 Director since 2016
Mr. Cawley has been Of Counsel to the Harrisburg, PA law firm, Skarlatos-Zonarich LLC specializing in matters relating to public utility law and appellate advocacy since November 2016 and Vice President, Strategy for HomeADE LLC d/b/a Zentility, a state–licensed software application for retail electricity consumers since May 2016.  Mr. Cawley served two terms as a member of the Pennsylvania Public Utility Commission (PPUC), the first from 1979 to 1985 and the second from 2005 to 2015.  He was Chairman of the PPUC from 2008 to 2011, and was appointed by the Federal Communications Commission as a member of the Federal-State Joint Board on Universal (Telephone) Service, serving as State Member Chairman from 2010 to 2015.  Mr. Cawley was a partner in several law firms including Rhoads & Sinon LLP, Harrisburg, PA from 1996 to 2005; and LeBoeuf, Lamb, Green & MacRae LLP, Harrisburg, PA from 1988 to 1996.  Before his appointment to the PPUC, Mr. Cawley served as majority counsel to the Pennsylvania Senate Consumer Affairs Committee where he was a major draftsman of the Pennsylvania Public Utility Code.  Mr. Cawley was then appointed chief counsel to the Senate Democratic Floor Leader.  Mr. Cawley served on the board of Pennsylvania-American Water Company from 1998 to 2003 and the Pennsylvania Energy Development Authority from 1991 to 1999.  Mr. Cawley was an adjunct professor of federal administrative law and of appellate advocacy at Widener University Commonwealth Law School in Harrisburg, PA from 1994 to 2014.  The Board views Mr. Cawley’s experience in legal and regulatory matters, particularly in the state of Pennsylvania, as an invaluable asset to the Company’s Board of Directors in the areas of customer rates, regulations and legislation.

Cynthia A. Dotzel, CPA Age 65 Director since 2019
Ms. Dotzel is a certified public accountant and a shareholder in Dotzel & Company, Inc, a firm providing accounting and tax services to small and medium-size businesses, as well as tax planning and preparation for individuals.  Prior to this, Ms. Dotzel was a Director of Baker Tilly Virchow Krause, LLP, a national accounting firm providing CPA and business advisory services to small and middle market businesses, non-profits and SEC registrants, and SF & Company, CPAs & Business Advisors (which was acquired by Baker Tilly Virchow Krause, LLP), from 2009 to 2018.  Ms. Dotzel was a Founder, Secretary and Treasurer of Dotzel & Company, CPAs from 1980 to 2008.  Ms. Dotzel serves as a director of Codorus Valley Bancorp, Inc., York, PA (a public company), and its wholly-owned subsidiary, Peoples Bank, York, PA, and is a member of the compensation, audit, wealth management, and corporate governance and nominating committees of the companies.  Ms. Dotzel served as a director of Waypoint Bank and Waypoint Financial Corporation and its predecessor York Federal Savings and Loan from 1984 to 2005, and audit committee chairman from 1989 through 2005.  Ms. Dotzel served as a director of the Company from 2009 to 2015.  She also serves and has served on the boards or committees of various non-profit organizations.  The Board considered Ms. Dotzel’s experience in auditing and financial matters, as well as her public company experience and community involvement, and determined that her service will be beneficial to the Company’s Board of Directors.

DIRECTORS WITH TERMS EXPIRING IN 2022

Jody L. Keller, SPHR Age 66 Director since 2015
Ms. Keller is the owner of Jody Keller LLC, a human resources management consulting firm she founded in 2013.  Prior to her consulting business, Ms. Keller was a Partner and Chief Administrative Officer of ParenteBeard LLC, a national accounting firm providing CPA and business advisory services to small and middle market businesses, non-profits and SEC registrants, from 1999 to 2013.  Ms. Keller was the owner and President of her own business, Keller Resources, Inc. specializing in human resources, management consulting and training from 1984 to 1999.  Ms. Keller also served as the Co-Interim Executive Director of the York County SPCA in 2019, the Executive in Residence at The Graham Center for Entrepreneurial Leadership Studies at Penn State York from 2016 to 2018, and as the Interim Executive Director of the Strand Capitol Performing Arts Center in York, PA from 2014 to 2015.  Additionally, Ms. Keller served as an instructor of human resources management, employment law, and training and development courses at Villanova University and York College from 1992 to 2011.  Ms. Keller has held numerous Chairman, President, board member and various committee positions with community and non-profit organizations.  The Board believes Ms. Keller’s expertise in human resources, organizational development and design, compensation strategy, and leadership development will aid in succession planning efforts and identification of future officers and Board members, and will add some diversity to the Board, and that her knowledge and leadership in the community will add overall strength to the Board of Directors.

Steven R. Rasmussen, CPA Age 47 Director since 2011
Mr. Rasmussen has been Chief Executive Officer and General Manager for Adams Electric Cooperative, Inc., an electric distribution cooperative in south-central Pennsylvania, since 2006.  Mr. Rasmussen served as Accounting and Member Services Manager with the same organization from 1999 to 2006.  Prior to joining Adams Electric, Mr. Rasmussen served in various other capacities including college faculty and auditor for various accounting firms.  Mr. Rasmussen serves on the boards and executive committees of the Adams Utility Services Company, a wholly-owned subsidiary of Adams Electric, and Mid-Atlantic Cooperative Solutions, Inc. which does business as Aero Energy in New Oxford, PA (both private companies).  He also serves and has served on the boards and committees of numerous community, non-profit and professional organizations as a way of giving back to the communities where he works and lives.  In addition to his utility experience and board experience, Mr. Rasmussen is a certified public accountant, and a leader in the communities of some of the Company’s recently added water systems.  The Board views Mr. Rasmussen’s utility experience, his financial and educational background, and his knowledge and visibility in the Adams County area as beneficial to the Company’s Board of Directors.

EXECUTIVE OFFICERS OF THE COMPANY

Mark A. Wheeler Age 52 Officer since 2019
Mr. Wheeler has been Chief Operating Officer of the Company since March 2020.  Prior to his current position, Mr. Wheeler was Chief Administrative Officer from September 2019 to February 2020.  Prior to joining the Company, Mr. Wheeler was the Chief Financial Officer for Knott Mechanical, Hunt Valley, MD from July 2015 to August 2019, Chief Financial Officer for New Standard Corporation, York, PA from January 2006 to July 2015, Senior Manager, Financial Analysis for Armstrong World Industries, Lancaster, PA from November 2004 to January 2006, and Site Controller for Armstrong World Industries, Lancaster, PA from March 2003 to November 2004.  Prior to that, Mr. Wheeler held various positions of increasing responsibility for York International Corporation and Gichner Systems Group.

Matthew E Poff, CPA Age 48 Officer since 2018
Mr. Poff has been Chief Financial Officer and Treasurer of the Company since January 2018.  Prior to his current position, Mr. Poff was Controller and Assistant Treasurer from May 2017 to December 2017, and Controller from June 2009 to April 2017.  Prior to joining the Company, Mr. Poff was the Chief Financial Officer for I.B. Abel, Inc., an electrical contractor in York, PA, from October 2006 to May 2009, and held various positions of increasing responsibility at Beard Miller Company LLP, a regional accounting firm in York, PA for more than ten years.  Mr. Poff is a licensed Certified Public Accountant in Pennsylvania.

Vernon L. Bracey Age 58 Officer since 2003
Mr. Bracey has been Vice President of Customer Service of the Company since March 2003.  Prior to his current position, Mr. Bracey was Customer Service Manager from January 2000 to February 2003 and Meter Reading Manager from September 1998 to December 1999.  Prior to joining the Company, Mr. Bracey held various positions in economic development, energy services and public and community relations at GPU Energy, A First Energy Company, from March 1983 to August 1998.

Natalee Colón, SPHR Age 32 Officer since 2019
Ms. Colón has been Vice President of Human Resources of the Company since January 2019.  Prior to her current position, Ms. Colón was Human Resources Manager from October 2015 to January 2019, Customer Service Manager from December 2012 to September 2015, and Customer Service Lead from August 2011 to November 2012.  Prior to joining the Company, Ms. Colón was a staffing manager for JFC Staffing Companies, Camp Hill, PA from September 2010 to July 2011 and Assistant Manager for Charlotte Russe, Inc., Camp Hill, PA from August 2009 to August 2010.

Mark J. Hardman Age 47 Officer since 2019
Mr. Hardman has been Vice President of Technology of the Company since January 2019.  Prior to his current position, Mr. Hardman was Information Technology and Services Administrator from January 2016 to January 2019 and Oracle Application Engineer from June 2008 to December 2015.  Prior to joining the Company, Mr. Hardman was a database administrator for Harford Community College, Bel Air, MD from 2005 to June 2008 and Administrative Computing Consultant for Asbury Theological Seminary, Wilmore, KY from 1995 to 2005.

Mark S. Snyder, P.E. Age 49 Officer since 2009
Mr. Snyder has been Vice President-Engineering since May 2009.  Prior to his current position, Mr. Snyder was Engineering Manager from October 2007 to April 2009 and Engineer from December 2006 to October 2007.  Prior to joining the Company, Mr. Snyder was a project engineer with Buchart Horn, Inc., York, PA, an international engineering firm from April 2001 to December 2006, and a project engineer for Rettew Associates, Lancaster, PA, a national engineering firm, from December 1996 to April 2001.  Mr. Snyder is a licensed Professional Engineer in Pennsylvania.

CORPORATE GOVERNANCE

The Board of Directors operates under specific corporate governance principles and guidelines based on the Company’s Bylaws, Standing Resolutions, and Policies.  The Nomination and Corporate Governance Committee monitors, develops and makes recommendations to the Board of Directors based on these principles and guidelines.  Some of the principles and guidelines are listed below.

Board Selection

The Bylaws of the Company provide that the Board of Directors will consist of no less than eight Directors and no more than twelve Directors, who are elected to staggered three-year terms of office.  There is a mandatory retirement age of 75 for all Directors.

The Nomination and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders.  The Nomination and Corporate Governance Committee recommends nominees to the Board based on the appropriate size, function and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, industry and other knowledge, and business and other experience useful to the effective oversight of the Company.  Some of these skills include crisis management, accounting and finance, corporate governance, merger and acquisition, business development and risk management. The Nomination and Corporate Governance Committee also seeks Board members who will add diversity to the Board in areas such as professional experience, perspectives, education, skills, backgrounds, demographics (including self-identified diversity characteristics such as gender, race, age, ethnicity, religion, national origin, disability, sexual orientation, etc.), culture and work-style.  In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, have a high degree of integrity, and be selected based upon contributions they can make to the Company.  The Nomination and Corporate Governance Committee considers all of these qualities when selecting, subject to Board ratification, candidates for Director.  No distinctions are made between internally-recommended candidates and those recommended by shareholders.

Director Independence

The Company’s Common Stock is listed on the NASDAQ Global Select Market (“NASDAQ”).  NASDAQ listing rules require that a majority of the Company’s Directors be “independent directors” as defined by NASDAQ corporate governance standards.  In compliance with this rule, the Board of Directors examines the independence of its members annually.  In order for a Director to be considered independent, the Director must not be an executive officer or employee of the Company and the Board must determine that the Director has no relationship, which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.  Generally, but not exclusively, a Director does not qualify as an independent director if the Director:

1.	Has been employed by the Company or its affiliates in the current year or past three years;

2.
Has accepted, or has an immediate family member who has accepted, any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (except for payment for Board service, retirement plan benefits or non-discretionary compensation, or in the case of an immediate family member compensation as an employee);

3.	Has an immediate family member who is, or has been in the past three years, employed by the Company as an executive officer;

4.
Has been or has an immediate family member who has been a partner in, a controlling shareholder or an executive officer of any organization to which the Company made or from which it received, payments (other than those which arise solely from investments in the Company’s securities or under non-discretionary charitable contribution matching programs) that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three fiscal years;

5.
Has been or has an immediate family member who has been employed as an executive of another entity where any of the Company’s executives serve or have served during the past three years on that entity’s compensation committee; and

6.
Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

The Board has determined that Directors Cawley, Dotzel, Gang, Hodges, Kain, Keller, McGlaughlin, Newcomer, Rasmussen and Waters are independent directors under the NASDAQ listing standards.  Mr. Hand, who is employed by the Company, and Mr. Hines, who was employed by the Company within the past three years, are not considered independent directors.

The Board based these determinations primarily on a review of the responses of the Directors and executive officers to an annual questionnaire regarding employment history, affiliations, family and other relationships, together with an examination of those companies with whom the Company transacts business.  In addition, Directors are required to notify the Board when considering new directorships.

In making the determination that Mr. Gang is independent under the NASDAQ rules, the Board considered payments of $93,549 in 2019 and $263,847 in 2018 made to Post & Schell PC, a law firm in which Mr. Gang is Chairman of the Board and Principal.  Post & Schell PC is the Company’s regulatory counsel.  The amounts paid represent less than 0.50% of the revenue of Post & Schell PC.  The Company pays the same rates for services as the firm’s other comparable clients.  Mr. Gang is not a controlling shareholder of the firm.

In making the determination that Mr. Rasmussen is independent under the NASDAQ rules, the Board considered payments of $289,689 in 2019 and $248,828 in 2018 made to affiliated entities of Adams Electric where Mr. Rasmussen serves as an executive officer.  The amounts paid represent less than 0.50% of the revenue of Adams Electric and its affiliated entities.  The payments were for electric service, based on rates applicable to all Adams Electric consumers, and for gasoline which was purchased through a bidding process.

The Company has a banking relationship with Fulton Bank, where Mr. Hodges and Mr. Waters are members of the Board of Directors.  The amounts paid to the entity were not material.

In addition to these relationships, the Company purchases from and sells services to certain Directors or the organizations with which they are affiliated at rates that are either regulated or the same as those charged to the same class of customers.

The Board determined that the noted relationships do not create a conflict of interest or impair any Director’s judgment with respect to Board member responsibilities.  Directors who are involved with entities being discussed or voted upon at a meeting abstain from voting on that matter.

Board Leadership Structure

The preference of the Board, per its Standing Resolutions, is for the Chairman of the Board to be an independent director as defined by NASDAQ.  Generally, independent directors provide oversight and protect shareholder interests, and they offer more objective input and leadership to the Board.  The Board believes this structure is in the shareholders’ best interest.  The Chairman leads regular executive sessions of the Board’s independent Directors.  In addition, the Chairman of the Board and the Chairman of the Nomination and Corporate Governance Committee annually evaluate the performance of the individual Directors.

Board Role in Risk Oversight

The Board and its Committees are responsible for oversight of the Company’s risk management process.  The Audit Committee is responsible for oversight of risks relating to the Company’s financial statements, financial reporting processes, the evaluation of the effectiveness of internal control over financial reporting and compliance with certain of the Company’s ethics policies.

The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company’s compensation programs and performs the annual performance review of the Chief Executive Officer (the “CEO”).  Other risks such as regulatory risk, environmental risk, and strategic risk are monitored by the Executive Committee, the Nomination and Corporate Governance Committee, or the full Board.

Senior management of the Company is responsible for identifying risks, managing risks, and reporting and communicating risks and mitigation efforts back to the Board of Directors or the designated committee.  While certain elements of risk are addressed at each Board meeting, management and the Board of Directors conduct a comprehensive analysis of risk on an annual basis.  The Board believes a Chairman that is independent of management adds another layer of insight to the risk assessment process.

Board Committees and Functions

The Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nomination and Corporate Governance Committee, all of which are composed of members of the Board of Directors.  The Audit, Compensation, and Nomination and Corporate Governance committees must be composed of at least three Directors all of which are considered independent directors under the NASDAQ rules.  Each of these three key committees has a charter which is reviewed at least annually, and which is posted on the Company’s website at www.yorkwater.com under “Investor Relations”, then “Corporate Governance”.

The Executive Committee is empowered to function as delegated by the Board of Directors.  Their main focus is on budgeting, ratemaking, and debt and equity financing.  The Executive Committee is composed of the following Directors appointed by the Board: George W. Hodges, Chairperson; James H. Cawley, Esq.; Cynthia A. Dotzel, CPA; Michael W. Gang, Esq.; Jeffrey R. Hines, P.E.; Robert P. Newcomer; and Ernest J. Waters.  The Executive Committee held one (1) meeting during the fiscal year ended December 31, 2019.

The Audit Committee monitors the audit functions of the independent public accountants and reviews the Company’s financial reporting process and internal controls.  The Audit Committee is composed of the following independent Directors appointed by the Board: Steven R. Rasmussen, CPA, Chairperson; Erin C. McGlaughlin; Robert P. Newcomer; and Ernest J. Waters.  Based on a review of the background and experience of the members of the Audit Committee, the Board of Directors has determined that all members of the Audit Committee meet the additional requirements for independence applicable to Audit Committee members, are financially literate and are “audit committee financial experts” within the meaning of applicable SEC rules.  The Audit Committee held four (4) meetings during the fiscal year ended December 31, 2019.

The Compensation Committee considers and makes recommendations to the Board of Directors concerning the appropriate compensation package for the corporate officers, Directors and members of the Committees of the Board of Directors of the Company, including incentives.  Compensation for corporate officers is further explained in the Compensation of Directors and Executive Officers section of this proxy statement.  Director and committee member compensation is based on a review of fees paid by peers and other public companies.

The Compensation Committee is composed of the following independent Directors appointed by the Board:  Jody L. Keller, SPHR, Chairperson; Erin C. McGlaughlin; and Robert P. Newcomer.  The Compensation Committee held two (2) meetings during the fiscal year ended December 31, 2019.

The Nomination and Corporate Governance Committee recommends the appropriate Board structure, reviews the Company’s succession planning, oversees the Board’s annual evaluation of its performance and the performance of other Board Committees, evaluates corporate governance best practices, and makes recommendations to the Board of Directors for nominations for Directors and Officers of the Company.  The Committee will consider nominees recommended by shareholders of the Company in accordance with the Company’s Bylaws.

The Nomination and Corporate Governance Committee is composed of the following independent Directors appointed by the Board:  Ernest J. Waters, Chairperson; James H. Cawley, Esq., Vice Chairperson; George Hay Kain III; and Steven R. Rasmussen, CPA.  The Nomination and Corporate Governance Committee held three (3) meetings during the fiscal year ended December 31, 2019.

Communication with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or specific individual Directors may do so by directing a written request addressed to such Directors or Director in care of the Secretary of The York Water Company, at the address appearing on the first page of this proxy statement.  Communication(s) directed to members of the Board of Directors who are also executive officers will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent Directors.  Communications directed to non-management Directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management Directors.  Any communication so withheld will nevertheless be made available to any non-management Director who wishes to review it.

Executive Sessions of the Board

The independent Directors of the Board schedule regular executive sessions of independent Directors in which they meet without management participation.  The Chairman of the Board leads these sessions.

Stock Ownership

The Board approved a stock ownership policy in 2016.  Each non-employee Director shall within five (5) years of appointment, or five (5) years from the original date of the policy, whichever is later, attain shares valued at three (3) times the annual cash retainer at that time.  No adjustments for subsequent fluctuations in stock price or cash retainers will be made.  A Director may use both purchased and granted shares to meet the requirement.  A Director must continue to hold a minimum of three (3) times the annual retainer for as long as they are a Director.  In addition, the CEO of the Company shall within five (5) years of hire, or five (5) years from the original date of the policy, whichever is later, attain shares valued at three (3) times his or her annual base salary at that time.  No adjustments for subsequent fluctuations in stock price or base salary will be made.  The CEO may use both purchased and granted shares to meet the requirement.  The CEO must continue to hold a minimum of three (3) times his or her annual base salary for as long as he or she holds the position of CEO.  As part of the Company’s Securities Trades Policy, directors, officers and selected employees are prohibited from trading in Company securities on a short-term basis, engaging in short sales, purchasing Company stock on margin, buying or selling puts or calls, pledging securities, or otherwise engaging in any type of hedging transactions involving Company securities.

Code of Ethics

The Company’s Board of Directors has adopted a Code of Conduct applicable to all Directors, officers and employees.  The Code of Conduct constitutes a “code of ethics” as required by Item 406 of Regulation S-K.  There were no waivers of the Code made for any Director, officer or employee during 2019.  A copy of the Code of Conduct was filed with the Securities and Exchange Commission as Exhibit 14 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014.  The Code of Conduct is also available, free of charge, on the Company’s website, www.yorkwater.com, under “Investor Relations”, then “Corporate Governance”.  The Company intends to disclose material amendments to, or Director, officer and employee waivers from, the Code of Conduct, if any, on its website, or by Form 8-K to the extent required.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board, including reports to the Securities and Exchange Commission on Forms 10-Q and 10-K, the Company’s internal control over financial reporting and releases of earnings.  In addition, the Committee selects, subject to shareholder ratification, the Company’s independent registered public accounting firm and evaluates the performance of the firm.

Management is responsible for the Company’s internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States) and to issue reports thereon.  The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has reviewed and discussed the audited financial statements with management; has discussed with the independent registered public accounting firm, Baker Tilly Virchow Krause, LLP (“Baker Tilly”), the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; has received the written disclosures and the letter required by the PCAOB regarding independence communications; and has discussed Baker Tilly’s independence with the firm and management.

Based upon the Committee’s discussions with management and Baker Tilly and the Committee’s review of the representations of management, and Baker Tilly’s report to the Committee, the Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Steven R. Rasmussen, CPA Chairperson
Erin C. McGlaughlin Member	Robert P. Newcomer Member	Ernest J. Waters Member

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Baker Tilly as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2020.  Although we are not required to seek shareholder approval of this appointment, the Board of Directors believes it is in the best interests of shareholders to be given the opportunity to ratify the appointment.  If shareholders do not ratify the appointment of Baker Tilly, the Audit Committee will consider the appointment of another independent registered public accounting firm for the Company in future years.  It is understood that even if the selection of Baker Tilly is ratified by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Baker Tilly are expected to be present at the 2020 Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Public Accountant’s Fees and Services

Audit fees and all professional services rendered by the Company’s independent registered public accountants, Baker Tilly were approved by the Company’s Audit Committee.  The Board considers the possible effect on auditors' independence of providing non-audit services prior to the service being rendered.

The following table presents fees for services provided by Baker Tilly for 2019 and 2018:

	2019	2018
Audit Fees (1)	$172,551	$151,029
Audit Related Fees	-	-
Tax Fees (2)	14,150	13,650
All Other Fees	-	-
	$186,701	$164,679

(1)
Professional services rendered for 2019 and 2018 include (a) the audit of the Company's annual financial statements, (b) the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q, and (c) the audit of the effectiveness of internal control over financial reporting.  In addition, 2019 fees include consent procedures in connection with registration statements relating to the Company’s stock plans and consent procedures in connection with debt offering statements.

(2)	Tax fees include preparation of the federal income tax return and other tax matters.

The Audit Committee approves in advance any audit or non-audit services provided by outside auditors.  During 2019 and 2018, there were no exceptions to the Audit Committee's pre-approval requirements.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends a vote “FOR” the ratification of
Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

NAMED EXECUTIVE OFFICERS

This section discusses the compensation paid to the named executive officers (as defined by SEC rules) in 2019.  The named executive officers are:

Name	Title

Jeffrey R. Hines, P.E.	President, Chief Executive Officer
Joseph T. Hand	Chief Operating Officer
Matthew E. Poff, CPA	Chief Financial Officer

FINANCIAL PERFORMANCE HIGHLIGHTS IN 2019

•	Net income and earnings per share (EPS) were $14.4 million, and $1.11, respectively, compared to $13.4 million and $1.04 in 2018;
•	In 2019, the Board of Directors approved a 4% increase in the quarterly dividend to an annualized rate of $0.72 per share;
•
The Company is making significant investments to build and improve its communities’ infrastructure. Over the past three years, the Company has invested nearly $60 million in infrastructure improvements, including system improvements and infrastructure to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for all customers;

•	The Company’s long-term performance is strong with three-year average annual total shareholder return at 11.0% and three-year average annual return on equity of 10.7%.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid by the Company to named executive officers or accrued by the Company for the named executive officers in 2019 and 2018.

				Non-Equity	Nonqualified
				Incentive Plan	Deferred	All Other
Name and			Stock	Compensation	Compensation	Compensation
Principal Position	Year	Salary (1)	Awards (2)	(3)	Earnings (4)	(5)	Total

Jeffrey R. Hines, P.E.	2019	$322,096	$63,200	$16,250	$164,832	$7,429	$573,807
President, Chief	2018	312,957	15,325	15,800	9,465	8,667	362,214
Executive Officer

Joseph T. Hand	2019	224,974	43,000	11,500	46,400	14,674	340,548
Chief Operating	2018	209,245	9,888	10,750	14,616	16,497	260,996
Officer

Matthew E. Poff, CPA	2019	194,969	37,000	10,000	$15,464	10,492	267,925
Chief Financial	2018	176,009	6,651	9,250	-	10,676	202,586
Officer

(1)
To assist the Company in establishing base salary in 2019, the Compensation Committee directed management to provide a comparison between compensation for senior management with the three most similar water utility peer companies.  These companies included Middlesex Water Company (MSEX), Connecticut Water Company (CTWS), and Artesian Water Company (ARTNA).  Due to the small sample size of peer water utilities and significant geographic differences, the Company also compared several similarly sized (by net income), publicly traded companies located in or near its service area to ensure that its senior executive compensation is competitive with similar organizations.  The Company selected two publicly traded utilities for this comparison: Corning Natural Gas Holding Corporation (CNIG) and Consolidated Water Co. Ltd. (CWCO).  The Company also selected two locally based, publicly traded financial institutions, Codorus Valley Bancorp (CVLY) and Adams County National Bank (ACNB), and four additional publicly traded financial institutions, AmeriServ Financial, Inc. (ASRV), Citizens & Northern Corporation (CZNC), Mid Penn Bancorp, Inc. (MPB), and Orrstown Financial Services, Inc. (ORRF).  These companies were selected because they serve the same or nearby geographic area, are similar sized, and operate in a highly regulated environment which is comparable to a water company.  Compensation information for the comparable companies was obtained for the named executive officers as reported in the 2019 proxy statements.  In order to adjust for size differences, a regression analysis was performed based on the following attributes of the comparable companies: total revenue, net income, and return on equity.  Comparable company attributes were obtained from proxy statements, annual reports, and SEC 10-K filings.  After correlating for these size differences through a regression analysis, it was deemed appropriate that the Company’s compensation goal should be between 80% and 120% of the projected base compensation.  The width of this band reflects such items as: complexity of operations, variations in duties of the incumbents, time in service, geographic differences in cost of living, and statistical uncertainty due to a relatively small sample size.

The base salary level of named executive officers will be reviewed annually to determine if the peer groups described above, and the 80% to 120% band widths continue to be appropriate based on changes relative to comparable companies, product line, the current regulatory environment, changes in water and wastewater quality standards, competition for competent management, and growth in the service territory, as well as other relevant factors.

The Compensation Committee also considers subjective factors such as the value of the position to the Company, competition for executives, the performance of the executive, and the length of service in the current position and with the Company when determining base salary levels.

The Company does not provide bonuses to senior management.

(2)
In 2016, shareholders approved a Long-Term Incentive Plan to advance the long-term success of the Company, and to increase shareholder value by providing the incentive of long-term stock-based awards to officers, directors and key employees.  The plan is administered by the Compensation Committee, which has complete and final authority to, among other things, select participants, to determine the goals and circumstances under which incentive awards are granted, to grant awards and to construe and interpret the Plan.  Decisions of the Compensation Committee with respect to the administration and interpretation of the Plan are final, conclusive and binding upon all participants.  The Compensation Committee has based the awards for officers on a combination of metrics that link closely to shareholder value.  Twenty-five (25) percent of the award is based on achieving a three-year average total shareholder return of 9.5%, twenty-five (25) percent of the award is based on achieving a three-year average return on equity of 9.5%, twenty-five (25) percent of the award is based on achieving a three-year average Pennsylvania Public Utility Commission justified complaint rate per 1,000 customers of less than the Pennsylvania water utility peer group average in the most recently published report, and twenty-five (25) percent of the award is based on maintaining customer rates that are less than the Pennsylvania water utility peer group average.  The grants will typically be made in the first or second quarter of the year based on a three-year look back method of these metrics ending with the most recently completed fiscal year.  The awards vest ratably over three years for the participants.  On May 6, 2019, the Compensation Committee determined that the Company met or exceeded all four metrics for the three-year period ended December 31, 2018.  The Committee awarded restricted stock to the named executive officers effective May 6, 2019 at a rate of 20% of base salary to vest ratably over three years beginning May 6, 2019.  Awards are subject to the Company’s clawback policy.  The value presented on the table was determined using the closing stock price on May 6, 2019.

(3)
The Company’s practice is to use cash awards to incentivize its senior managers in the short-term to create value for its customers and shareholders.  To that end, the Company adopted a Cash Incentive Plan in 2005, pursuant to which the Compensation Committee sets annual performance objectives and target incentive payment amounts.  All supervisors and managers participate in the plan, including the named executive officers.

The plan is administered by the Compensation Committee, which has complete and final authority to, among other things, select participants, to determine the goals and circumstances under which incentive awards are granted, to grant awards and to construe and interpret the Plan.  Decisions of the Compensation Committee with respect to the administration and interpretation of the Plan are final, conclusive and binding upon all participants.

The Compensation Committee has discretion to determine all performance objectives.  In addition, the Committee may specify that any incentive award be conditioned upon achievement or satisfaction of business criteria or other measures of performance.  One or more of the following business criteria or other measures of performance may be used by the Committee: (1) growth in revenues or assets; (2) earnings from operations; (3) net income or earnings per common share; (4) return on investment or return on equity; (5) stock price or shareholder return; and (6) strategic business criteria, consisting of meeting specified water and wastewater quality standards, environmental or safety standards, affordability of rates and customer satisfaction standards.  The Compensation Committee may exercise its discretion to eliminate, reduce or increase the amounts payable as incentive, subject to such business criteria or other measures of performance.

Under the plan, annual performance objectives are established no later than ninety (90) days after the beginning of any annual incentive period, which is usually a calendar year.  Each performance objective carries with it a minimum score of five (5) points.  Objectives of more significant value or that require more effort, may carry more than five (5) points.  No points are awarded for partial achievement of performance objectives.  Incentive awards are granted only if an overall score of seventy-five (75) percent of the available performance objective points are achieved.  The Compensation Committee believes that achieving performance objectives should be the shared responsibility of management.  Accordingly, if an overall score of seventy-five (75) percent of the available performance objective points is achieved, all participants receive their target incentive awards.  If an overall score of less than seventy-five (75) percent of the available performance objectives is achieved, no participant receives an award.

The Compensation Committee set the performance objectives and target incentive awards for 2019 on January 28, 2019.  For 2019, the Compensation Committee determined that the amount of the target cash incentive award would be 5% of the base salary as of December 31, 2019 for each management employee, including named executive officers.  The Committee selected 5% as the target cash incentive award for 2019, and for all the previous years since the plan’s inception in 2005, after considering various factors.  One such factor was the range of other benefits already provided by the Company.  Another factor was the comparison of the Company’s total salary and benefit package to the compensation packages paid by other comparable companies.  A third factor was the level of motivation needed to achieve the established goals of the Company.  Finally, the Compensation Committee considered how the plan would be perceived by the regulators, customers and shareholders.  All these factors together contributed to the Committee’s decision to keep the target incentive relatively low as compared to other companies.

The 2019 performance objectives as determined by the Compensation Committee were, among other things: replace and reline 50,000 feet of pipe; replace all customer-owned lead service lines identified at the end of 2018; expand an inventory of the material used for customer-owned service lines; provide a water test to all customers with a customer-owned lead service line that requests such a test; review the corrosion control; develop a multi-year pipe and service line replacement plan; obtain a permit for the Lake Williams spillway replacement; conduct needs surveys for additional portions of the current service territory without public water supply; review health insurance plan options; implement the revised distribution residual rule; conduct knowledge transfer training sessions; develop cyber penetration testing and employee training; and conduct a review of the water loss accounting process.

On January 27, 2020, the Compensation Committee determined that management had achieved eighty-six (86) percent of the performance objectives listed above for 2019, as well as the set business criterion for 2019, which was, earnings per common share of $1.02.  The Committee awarded the named executive officers the amounts set forth in the table.  Non-equity plan incentive plan compensation is shown in the year earned and is normally paid in the following calendar year.  Awards are subject to the Company’s clawback policy.

(4)
Amounts presented represent the change in the present value of the named executive officer’s benefit under the Company’s supplemental executive retirement plan described in the “Retirement Benefits” section below.  The change in supplemental executive retirement plan can vary from year to year due to changes in the discount rate used to calculate the present value.  When the discount rate decreases, the present value of the non-qualified deferred compensation liability increases.  The change was higher in 2019 than in 2018 due to an decrease in the discount rate to 3.1% in 2019 from 4.1% in 2018.

(5)
Amounts presented represent the Company contributions to the named executive officer’s 401(k) account described in the “Retirement Benefits” section below, credited earnings, tax savings and Company contributions for non-qualified deferred compensation described in the “Retirement Benefits” section below, and personal use of company vehicles.  The most common personal use of company vehicles by senior management is commuting to and from work.  No named executive officer receives perquisites valued in the aggregate at $10,000 or more.  Named executive officers participate in the Company's other benefit plans on the same terms as other employees.  These plans include medical and health insurance, life insurance and employee stock purchase plan (“ESPP”).  Under the ESPP, full-time employees with at least 90 days of service are eligible to purchase company stock through payroll deduction, up to 10% of their regular salary, at a 5% discount from fair market value.  The Compensation Committee considers the ESPP as a contributing factor to hiring and retaining employees, and as a way of aligning employee interests with those of shareholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name and Principal Position	Equity Incentive Plan Awards: Number of Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Shares That Have Not Vested
Jeffrey R. Hines, P.E. President, Chief Executive Officer	2,245	$103,517
Joseph T. Hand Chief Operating Officer	1,513	69,764
Matthew E. Poff, CPA Chief Financial Officer	1,259	58,052

The December 31, 2019 closing price of the Company's Common Stock was $46.11.

The shares that had not vested for Mr. Hines vested upon his retirement from the Company on March 1, 2020.

The shares that have not vested for Mr. Hand and Mr. Poff consist of one-third of the 2017 award that will vest on May 1, 2020.  It also consists of one-third of the 2018 award that will vest on May 7, 2020 and one-third that will vest on May 7, 2021.  It also consists of the 2019 award that will vest one-third each on May 6, 2020, May 6, 2021, and May 6, 2022.

RETIREMENT BENEFITS

Defined Benefit Pension Plan.  The Company provides a traditional defined benefit pension plan covering employees hired before May 1, 2010.  All named executive officers are entitled to benefits under the defined benefit pension plan upon retirement after the age of 55 on the same terms as other pension-eligible employees.  The pension benefit is based on the years of service multiplied by the sum of $19.25 and 1.50% of that portion of the final average monthly earnings which are in excess of $400.  The final average monthly earnings are the average of the employee's earnings for the highest consecutive sixty (60) complete months during the last one hundred and twenty (120) complete months immediately prior to the date the pension benefit calculation is made.  Normal (full) retirement benefits are payable at age 65, or at age 62 with twenty-five years of service.  Employees who terminate their employment prior to the age of 55 may elect to collect reduced benefits upon attaining age 55, or full benefits at age 65.  Early retirement benefits are reduced by 5/9 of a percent for each of the first 60 months by which the early retirement date precedes the normal retirement date, and 5/18 of a percent for each month in excess of 60 months by which the early retirement date precedes the normal retirement date.  There were no payments to named executives made under this plan during the last fiscal year.  Employees begin accruing benefits under the pension plan when they commence work at the Company.

Supplemental Executive Retirement Plan.  The Company provides a supplemental retirement program, which provides senior management with a retirement benefit at or after the age of 55 in addition to the defined benefit pension.  The supplemental retirement program is designed to encourage senior management to stay with the Company until retirement.  Generally, supplemental retirement benefits are made available to senior management and are payable to the executive or his beneficiary, after retirement, over 15 years beginning no earlier than age 60.  The annual benefit payable under the supplemental retirement program is calculated by multiplying the number of years of eligible service subsequent to the plan commencement date by a predetermined annual retirement benefit unit.  The annual benefit payable to Mr. Hines under the supplemental retirement program has been established at $64,676 based on his retirement at March 1, 2020, payable over 15 years beginning at age 60.  The estimated annual benefit payable to Mr. Hand and Mr. Poff at normal retirement age under the supplemental retirement program is $33,333.  Benefits are paid monthly.  Named executive officers who terminate their employment prior to the age of 55 forfeit their supplemental retirement benefits.  Named executive officers who terminate their employment between the ages of 55 and normal retirement age are subject to alternate annual retirement benefit units as provided in the plan agreements.  If Mr. Hand or Mr. Poff were to die before retirement, their beneficiary would receive a death benefit of $500,000.  If a named executive officer were to die after retirement but prior to age 60, his beneficiary would receive the benefit earned at retirement.  There were no payments to named executives made under this plan during the last fiscal year.  Employees do not become eligible for the supplemental retirement program until they become executives of the Company.

Deferred Compensation Plan.  The Company provides a deferred compensation program to management.  The deferred compensation program permits managers and executives to defer up to 5% of salary over an eight (8) to eleven (11) year period, with the Company matching the deferment up to 2.50% of salary.  Annually, the Company credits participants’ accounts with interest on the existing balance at a rate selected by the Company, currently equal to the December 15 rate of Moody’s AAA Corporate Bond Yield.  The interest rate amounted to 3.02% for 2019.  Also annually, the Company credits participants’ deferred compensation balances with tax savings accruing to the Company.  The tax savings do not represent a gross up of the deferred compensation payout, but rather a pass-through of the tax benefit the Company will realize when benefits are paid to participants.  The deferred compensation program does not provide above-market or preferential earnings.  Certain members of management hired after May 1, 2010 who are not eligible for the defined benefit pension plan, are eligible for an enhanced deferred compensation plan.  None of the named executive officers are benefiting under the enhanced plan.

Following a named executive officer’s retirement, or if a named executive officer becomes disabled before his deferred income account has been distributed, a monthly retirement benefit will be paid to him in one hundred and twenty (120) monthly installments.

If a named executive officer’s employment with the Company is terminated other than by death or disability before he is eligible for retirement (age 60) and attaining less than 10 years in the plan, the amount of his contributions and the earnings thereon shall be distributed to such named executive officer immediately upon his termination in a lump sum.  If a named executive officer’s employment with the Company is terminated before he is eligible for retirement (age 60), but after attaining 10 years but less than 15 years in the plan, the amount of his vested account including his contributions and the earnings thereon, and the Company’s matching contributions and earnings thereon shall be distributed to such named executive officer upon his or her attainment of age 60, in one hundred and twenty (120) monthly installments.  If a named executive officer’s employment with the Company is terminated before he is eligible for retirement (age 60), but after attaining 15 years of service under the plan, the amount of his contributions and the earnings thereon, the Company’s matching contributions and earnings thereon, and the future tax savings to be received by the Company shall be distributed to such named executive officer upon his attainment of age 60, in one hundred and twenty (120) monthly installments.  If a named executive officer’s employment with the Company is terminated after he is eligible for retirement (age 60), the amount of his contributions and the earnings thereon, the Company’s matching contributions and earnings thereon, and the future tax savings to be received by the Company shall be distributed to such named executive officer in one hundred and twenty (120) monthly installments.

If a named executive officer were to die before distribution of his deferred income account has commenced, his beneficiary would receive a death benefit in an amount equal to the higher of $150,000, or the named executive officer’s deferred income account (including tax savings) immediately prior to his death.  The death benefit will be paid to beneficiaries in a lump sum.

401(k) Plan.  The named executive officers may participate in the 401(k) savings plan on the same terms as other employees.  The Company provides an annual maximum matching contribution of $2,800 per employee, for participating employees hired before May 1, 2010.  All named executives received the maximum matching contribution during 2019.  Employees hired after May 1, 2010 who are not eligible for the defined benefit pension plan, are eligible for an enhanced 401(k) plan.  None of the named executive officers are benefiting under the enhanced plan.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

The senior management of the Company has built it into the successful business that it is today.  The Company believes it is important to protect them in the event of a change of control and to protect the Company from the distractions senior managers often suffer as a result of the uncertainties that frequently surround changes in control.  Accordingly, the Company entered into amended and restated agreements with each of the senior managers.  These agreements incentivize the senior managers to continue their employment amid the uncertainty that often follows changes in control and thereby promote stability for the Company during such times.  The agreements are valid for an initial term of five years and renew automatically for one-year periods after the first five years.  The agreements terminate upon the employee reaching age 65 or terminating employment with the Company.  The Company must provide 90 days’ notice to terminate the agreements.

Description of Change in Control Agreements.  The Company has entered into Amended and Restated Change in Control Agreements with each named executive officer that provides for payments to them under certain circumstances in connection with a change in control in consideration of such named executive officers agreeing not to compete with the Company for a period of time following the termination of their employment.

Under all agreements, generally a “change in control” will occur if:

•	Any person or affiliated group (with limited exceptions) becomes the beneficial owner in the aggregate of 50 percent or more of all of the voting securities;

•	A majority of the Board of Directors is involuntarily removed or defeated for re-election to the Board of Directors (for example, as a result of a proxy contest);

•
The Company is party to a merger or reorganization pursuant to which the holders of the voting securities prior to such transaction become the holders of 50 percent or less of the voting securities of the new merged or reorganized company; or

•	The Company is liquidated or dissolved, or all its assets are sold to a third party.

In each circumstance described above, the Board of Directors may make a determination that the circumstances do not warrant the implementation of the provisions of the agreement, and in such case, the change in control will not trigger any payments under the agreements.

All payments under the agreements are triggered by the occurrence of a change in control, and most payments also require that the relevant senior manager’s employment also be terminated.  The amounts of payments to the named executive officers under these agreements vary depending on the timing of the change in control and the timing and manner of the termination of employment.  Generally, the manner of termination is divided into four categories.

A “for cause” termination results from:

•	misappropriation of funds or any act of common law fraud;
•	habitual insobriety or substance abuse;
•	conviction of a felony or any crime involving moral turpitude;
•	willful misconduct or gross negligence by the senior manager in the performance of his duties;
•	the willful failure of the senior manager to perform a material function of his duties; or
•	the senior manager engaging in a conflict of interest or other breach of fiduciary duty.

A “good reason” termination occurs when the senior manager terminates his own employment following a change in control and after one or more of the following has occurred:

•	the Company has breached the change in control agreement;
•	the Company has significantly reduced the authority, duties or responsibilities of the senior manager or reduced his base compensation or annual bonus compensation opportunity;
•	the Company has reduced the senior manager from the employment grade or officer positions which he holds; or
•
the Company has transferred the senior manager, without his express written consent, to a location that is more than 50 miles from his principal place of business immediately preceding the change of control.

A voluntary termination is the termination by the senior manager of his own employment under circumstances that would not be a “good reason” termination.  Examples are ordinary retirement or leaving the Company to seek other job opportunities.

An involuntary termination is a termination in connection with a change in control that is not a “for cause” termination, a good reason termination or a voluntary termination.

Payouts under Change in Control Agreements. For purposes of this discussion, named executive officers refer to Mr. Hand and Mr. Poff.  Mr. Hines retired on March 1, 2020 and is no longer eligible for change in control payouts.

Under the agreements, the named executive officers are entitled to payment in the case of an involuntary termination or a good reason termination within some time period surrounding a change in control (generally six months prior to or one year following a change in control).  Payments are paid in lump sum and are based on a multiple of base salary and cash incentive compensation earned by the named executive officer in the preceding 12 months.  This amount is called “base pay.”  Additionally, the named executive officers are entitled to payment of “stay bonuses” if they remain employed for one year following a change in control, and smaller stay bonuses if they remain employed for at least three months following a change in control and then voluntarily terminate their employment more than three months but less than one year following a change in control.  Finally, the named executive officers are entitled to have their health and welfare benefits continue for periods of up to one year following the termination of their employment (subject to such benefits terminating or such named executive officer becoming covered by the benefit plans of another employer).

Payment of the lump sum payments under the change in control agreements is contingent upon the named executive officer executing a standard release.  The change in control agreements also contain non-competition provisions that generally require that, a named executive officer will not, while he is employed by the Company and for one year following the termination of his employment by the Company:

•
participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged in by the Company within its franchised territory;

•	solicit or attempt to convert any account or customer of the Company to another supplier; or
•	solicit or attempt to hire any employee of the Company.

Any breach of this non-competition agreement can result in damages being awarded to the Company, including the amount of one-half of any lump sum payments described above.

Other Payouts.  The named executive officers will also be entitled to the payouts of their pension and supplemental retirement accounts upon retirement and payout of their deferred compensation accounts upon termination of their employment.

All restrictions applicable to any outstanding restricted stock awards will lapse upon a change in control and all shares of common stock will immediately vest.

DIRECTOR COMPENSATION

Director	Fees Paid in Cash	Stock Awards	Total

James H. Cawley, Esq.	$26,830	$4,941	$31,771
Cynthia A. Dotzel, CPA	24,060	0	24,060
Michael W. Gang, Esq.	24,060	4,941	29,001
George W. Hodges	34,900	4,941	39,841
George Hay Kain III	26,530	4,941	31,471
Jody L. Keller, SPHR	24,040	4,941	28,981
Erin C. McGlaughlin	27,810	4,941	32,751
Robert P. Newcomer	28,730	4,941	33,671
Steven R. Rasmussen, CPA	32,890	4,941	37,831
Ernest J. Waters	32,220	4,941	37,161

Director Fees Paid in Cash.  In consideration of the services they provide to us, Directors who are not regular full-time employees are entitled to receive a retainer of $18,000 per year, payable quarterly.  In addition to the annual retainer, Board and Committee members are entitled to the fees in the table below for each meeting they attend.  Directors who are also current employees of the Company receive no additional compensation for Board service.

	Board	Executive Committee	Audit Committee	Nomination & Corporate Governance Committee	Compensation Committee
Chairperson	$2,500	$1,200	$1,800	$1,090	$1,090
Directors/Members	$810	$890	$950	$840	$840

Stock Awards.  The Board is authorized to grant equity-based compensation to non-employee Directors which vests immediately under a long-term incentive plan approved by shareholders in 2016.  The Board believes that director fees paid in equity will help to better align Board member objectives with those of shareholders.  The equity compensation is determined as a percentage of the annual retainer, with the number of shares based on the closing price of the stock on the grant date.  The grant amount is prorated in the event a non-employee Director has not served on the Board for the entire year.  The service year is May through April.  On May 6, 2019, the non-employee Directors were issued stock awards in the amount of 30% of the annual retainer, or $4,941, which amounted to 147 shares based on the closing price of the common stock of the Company of $33.61.  The award was for the service year ended April 2019, and the shares vested immediately.  Director Dotzel was not granted an award based on her service commencing in 2019.

No perquisites are provided to Directors.

There were seven (7) Board of Directors' Meetings during calendar year 2019.  All Directors attended more than 75% of the scheduled Board of Directors and committee meetings.  In addition, all Directors attended the 2019 Annual Meeting of Shareholders.  All Directors are expected to attend the 2020 Annual Meeting of Shareholders, but attendance is not mandatory.

PROPOSAL 3
TO APPROVE, BY NON-BINDING VOTE,
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve the following advisory resolution at the 2020 Annual Meeting of Shareholders:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

As described in the “Compensation of Directors and Executive Officers” section above, the goal of our executive compensation programs is to attract, motivate and retain our senior management.  We believe that our combination of base salary, cash and stock based incentives, and deferred compensation programs as detailed above properly support this goal while also providing increased value to our customers and shareholders.  In addition, our executive compensation compares favorably with that of our peers as discussed in detail in the “Compensation of Directors and Executive Officers” section contained in this proxy statement.

We encourage shareholders to read the Compensation of Directors and Executive Officers beginning on page 17 of the proxy statement and related compensation tables and narrative, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executives.

As an advisory vote, this proposal, commonly referred to as a “say-on-pay” vote, is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors unanimously recommends a vote “FOR” the approval, in an advisory capacity, of the compensation of our named executive officers, as disclosed in this proxy statement.

DISCRETIONARY AUTHORITY

The notice of Annual Meeting of Shareholders calls for the transaction of such other business as may properly come before the meeting.  The Board of Directors has no knowledge of any matters to be presented for action by the shareholders at the meeting other than is hereinbefore set forth.  In the event additional matters should be presented, however, the proxies will exercise their discretion in voting on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2021 Annual Meeting of Shareholders must be received by the Company in writing no later than November 24, 2020.  In addition, all proposals will need to comply with Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.

For a proposal to be timely for consideration at the annual meeting, but not included in the proxy statement and form of proxy relating to the 2021 Annual Meeting of Shareholders, the Company’s Bylaws provide that we must have received the shareholder proposal or director nomination not less than ninety days nor more than one hundred and twenty days prior to the anniversary of our annual meeting, meaning between January 4, 2021 and February 3, 2021 for the 2021 annual meeting.  In the event that the 2021 annual meeting of shareholders is advanced by more than thirty days or delayed by more than sixty days from the anniversary date of the 2020 Annual Meeting, proposals or nominations for the 2021 annual meeting must be received by us no earlier than the ninetieth day prior to the date of the 2021 annual meeting of shareholders or, if later, the date which is ten days after the day on which public announcement of the date of such meeting is first made.  All shareholder proposals and director nominations must also comply with the other requirements set forth in the Company's Bylaws.  Copies of the Company’s Bylaws can be obtained by submitting a written request to: Corporate Secretary, The York Water Company, 130 E. Market Street, York, PA 17401.

OTHER MATTERS

We offer a service approved by the SEC called householding.  This service allows shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials to receive only one copy of our Proxy Statement and Annual Report.  We believe this service provides greater convenience to our shareholders and saves money by reducing our printing and mailing costs and fees.  If you and other shareholders of record with whom you share an address and last name currently receive multiple copies of our Proxy Statement and Annual Report and would like to participate in our householding program, please contact Broadridge Financial Solutions, or Broadridge, by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.  Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our Proxy Statement and Annual Report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

Further information regarding the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which has been filed with the Securities and Exchange Commission.  The Form 10-K (including financial statements and schedules) may be obtained free of charge upon written or oral request by writing to:  Molly Norton, The York Water Company, 130 East Market Street, York, Pennsylvania 17401; or by telephone to Ms. Norton at (717) 718-2942.  Copies of exhibits to the Form 10-K will be furnished upon request and the payment of a reasonable fee.  The Form 10-K is also available, free of charge, on the Investor Relations page of the Company’s website at www.yorkwater.com.

The Company’s Annual Report to Shareholders does not form part of the proxy solicitation materials.  The Annual Report to Shareholders is also available, free of charge, on the Investor Relations page of the Company’s website at www.yorkwater.com.